Exhibit 10.4

Loan Agreement

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (“Agreement”) is made and entered into in this 7th day of December 2023 (“Effective Date”), by and between Deep Medicine Acquisition Corp., a Delaware corporation, its successors and assigns (the “Company” and before the closing of the Business Combination, the “SPAC”), and Finuvia, LLC, a Delaware limited liability company (the “Lender”).

RECITALS

WHEREAS, the Company and the Lender entered into that certain Loan Agreement dated November 2, 2023 (the “Original Agreement”) together with the Note, the Warrants, and the Registration Rights Agreement (all such documents together with all amendments, schedules, exhibits, annexes, supplements and related items, to each such document shall hereinafter be collectively referred to as, the “Transaction Documents”);

WHEREAS, the Company and the Lender wish to enter into this Agreement to amend and restate the Original Agreement in its entirety, as set forth herein;

WHEREAS, the Company entered into an Amended and Restated Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”) with DMAC Merger Sub Inc., a Nevada corporation and newly formed wholly-owned subsidiary of the Company (“Merger Sub”), Bright Vision Sponsor LLC, a Delaware limited liability company, solely in the capacity as the representative from and after the effective time of the Merger (as defined in the Restated Merger Agreement) (the “Effective Time”) for the stockholders of the Company (other than the TruGolf stockholders) (the “Purchaser Representative”), TruGolf, Inc., a Nevada corporation (“TruGolf”) and Christopher Jones, an individual, solely in his capacity as the representative from and after the Effective Time for the TruGolf stockholders (the “Seller Representative”);

WHEREAS, subject to the terms and conditions set forth in the Merger Agreement, upon the consummation of the transactions contemplated thereby, Merger Sub will merge with and into TruGolf, with TruGolf surviving as a wholly-owned subsidiary of the Company (the “Business Combination”), and with TruGolf’s equity holders receiving shares of the Company’s common stock;

WHEREAS, the Company desires working capital and the Lender has agreed to provide up to Five Hundred Thousand Dollars ($500,000.00) of such capital following the closing of the Business Combination and according to the terms hereof;

WHEREAS, the Lender and Company are entering into this Agreement to establish terms by which the Lender shall fund the Loans, as set forth herein and therein the related Note, described below, and the Company shall issue warrants as set forth herein and therein the related Warrant, described below; and

WHEREAS, simultaneously the Lender and the Company are entering into that certain Registration Rights Agreement, described below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the sufficiency of which is acknowledged by the Lender and Company (each “party” and, collectively, “parties”), the parties hereby agree as follows:

1. LOANS; PROMISSORY NOTE. The Lender shall loan the Company up to Two Million Five Hundred Thousand Dollars $500,000 (the “Principal Amount”) with a 10% original issuance discount, pursuant to the terms hereof; provided, nothing herein or otherwise shall obligate Lender to make any future loans to the Company. All sums advanced pursuant to the terms of this Agreement (a “Loan”) shall be evidenced by a separate convertible promissory note (each a “Note”), in substantially the form set forth as Exhibit A hereto. The Note shall be convertible into shares of the Company’s Class A common stock (the “Class A Common Stock”) pursuant to the terms contained in the Note. All covenants, conditions and agreements contained herein are made a part of the Note, unless modified therein.

a. Unless stated otherwise in the Note, the Note will automatically mature five (5) years from the effective date of each applicable Note (such date, the “Maturity Date”).

b. All sums advanced pursuant to this Agreement shall bear interest as set forth in Section 2 of the Note.

2. WARRANTS. On the First Closing Date (as defined below), the Company shall simultaneously issue to the Lender, a warrant in substantially the form annexed hereto as Exhibit B (the “Warrant”) to purchase an aggregate of Forty-Five Thousand Four Hundred Fifty-Five (45,455) shares of Class A Common Stock (the “Warrant Shares”) at an initial exercise price of Thirteen Dollars ($13.00) per share (the “Exercise Price”).

3. PREPAYMENT. The Company may, at its option, at any time and from time to time, prepay all or any part of the principal balance of the Note before the Maturity Date as set forth in the Note, without any penalty, subject to notice requirements in the Note. In the event of prepayment, the Lender shall retain the Warrants. Notwithstanding the foregoing, the Company shall provide ten (10) day written notice, in accordance with Section 18, if it intends to prepay all or any part of the principal balance of this Note before the Maturity Date during the first six (6) months following the Closing Date of each respective Note.

4. CLOSING. Each respective closing date shall be on such date in which this Agreement is duly executed and the closing conditions of this Section 4 have been satisfied or otherwise waived by the Lender or Company, respectfully (each, a “Closing Date” and collectively, the “Closing Dates”).

1)	The obligation of Lender to fund the First Tranche (as defined below) hereunder shall be subject to the following conditions precedent, each in form and substance reasonably satisfactory to, and to the satisfaction of, the Lender (the “First Closing Date”):

a)	the representations and warranties contained in the Transaction Documents (as defined below) are true and correct in all material respects as of the issue date of the Note(s), both before and after giving effect to the transactions contemplated by the Transaction Documents;
b)	no Event of Default shall have occurred and is continuing or would occur as a result of the Transaction Documents;
c)	receipt by the Lender of the duly executed Agreement;
d)	receipt by the Lender of the executed copies of the Note;
e)	receipt by the Lender of executed copies of the Warrants;
f)	receipt of the Lender of the duly executed Registration Rights Agreement;
g)	the closing of the Business Combination;
h)	the Company being listed on the Nasdaq Capital Market or the Nasdaq Global Market after the closing of the Business Combination; and
i)	the Company’s transfer agent’s confirmation of receipt of the TA Instruction Letter.

2)	The obligation of Lender to fund the Second Tranche (as defined below) hereunder shall be subject to the following conditions precedent, each in form and substance reasonably satisfactory to, and to the satisfaction of, the Lender (the “Second Closing Date”):

a)	the satisfaction of the conditions precedent in Section 4(1);
b)	Shareholder Approval of the Transaction Documents; and
c)	the Company exercising its discretion in accordance with Section 6 of this Agreement.

3)	The obligation of Lender to fund the Third Tranche hereunder shall be subject to the following conditions precedent, each in form and substance reasonably satisfactory to, and to the satisfaction of, the Lender (the “Final Closing Date”):

a)	the satisfaction of the conditions precedent in Section 4(1);
b)	Shareholder Approval of the Transaction Documents; and
c)	the Company exercising its discretion in accordance with Section 6 of this Agreement.

5. ALLOWANCE FOR LEGAL FEE. There will be a $25,000 allowance for Lender’s legal fees paid by the Company and deducted from Lender’s payment, payable as set forth in Section 6 below.

6. PAYMENT TERMS. Upon satisfaction of the conditions set forth in Section 4 hereof, the signing of this Agreement and the receipt of a Note in principal amount of $150,000, the Lender will pay the Company $110,000, net of original issuance discount and the allowance for legal fees specified in Section 5 hereof (the “First Tranche”). At the Company’s discretion, within three (3) business days after the filing of the Registration Statement (as defined below), upon satisfaction of the conditions set forth in Section 4 hereof and the receipt of a Note in principal amount of $150,000, the Lender will pay the Company $135,000, net of original issuance discount (the “Second Tranche”). At the Company’s discretion, within three (3) business days after the Registration Statement is effective, upon satisfaction of the conditions set forth in Section 4 hereof and the receipt of a Note in principal amount of $200,000, the Lender will pay the Company $180,000, net of original issuance discount (the “Third Tranche”). Until such time that the Company files the Registration Statement and it is declared effective, Lender shall have no obligation to fund the Second Tranche or the Third Tranche, respectively. Should the Company exercise its discretion and opt to forgo receiving Second Tranche or Third Tranche, it shall provide the Lender written notice in accordance with Section 18 no less than three (3) business days prior to the filing and effectiveness of the Registration Statement. Further, if the Company fails to meet its obligations to file Registration Statement and have it declared effective in accordance with Section 7 of this Agreement and the Registration Rights Agreement, and the terms and conditions of the Note and Warrant, it shall be subject to the Liquidated Damages Penalty.

7. REGISTRATION RIGHTS. Simultaneously to the Agreement, the Company and the Lender shall execute a registration rights agreement in substantially the form annexed hereto as Exhibit C (the “Registration Rights Agreement”). In accordance with the terms and conditions of the Registration Rights Agreement, the Company shall prepare and file with the United States Securities and Exchange Commission (the “Commission” or “SEC”) a registration statement on Form S-1 or Form S-3 (the “Form S-1”, “Form S-3”, or “Registration Statement”), to the extent permitted under the applicable law and by the Commission, within 30 days from the closing of the Business Combination (the “Filing Date”) to the Class A Common Stock underlying all of the Notes and Warrants issuable hereunder, assuming the full conversion of the Notes into shares of Class A Common Stock and the payment of all interest on the Notes in shares of Class A Common Stock at the “floor” price set forth in the Notes and the Warrant. The Registration Statement must be effective within 75 days from the Filing Date (the “Effectiveness Date”). There shall be monthly liquidated damages equal to 2.0% of the Principal Amount (the “Liquidated Damage Penalty”) if (i) the Registration Statement is not filed on or prior to its Filing Date, (ii) a Registration Statement is not declared effective by the Commission or does not otherwise become effective on or prior to its required Effectiveness Date and/or (iii) after its effective date, such Registration Statement ceases for any reason to be effective as to all Registrable Securities (as defined in the Registration Rights Agreement) to which it is required to cover at any time prior to the expiration of the Effectiveness Period (any such failure or breach being referred to as a “Registration Default”), which damages shall accrue each month until the applicable breach (failure to timely file, failure to timely have declared effective, or ceasing to be effective) has been cured. Notwithstanding anything herein and for the avoidance of doubt, there shall not be a Registration Default if, and to the extent that such Registration Statement is not permitted under applicable law or by the Commission. The parties acknowledge and agree that damages which will result to Lender for Company’s failure to timely file or have declared effective the Registration Statement shall be extremely difficult or impossible to establish or prove, and agree that the payment of Liquidated Damage Penalty is a reasonable estimate of potential damages and shall constitute liquidated damages for any breach of this paragraph. Any amounts due under this Section shall be paid by the fifth (5th) day of the month following the month in which they accrued or, at the option of Lender, added to the principal of the Note. The legal fees associated with filing the Registration Statement shall be paid by Company.

8. SHAREHOLDER APPROVAL. Within sixty (60) days from the closing of the Business Combination, the Company shall use commercially reasonable efforts to hold a special shareholder meeting seeking shareholder approval of the Transaction Documents (the “Shareholder Approval”). If, despite the Company’s commercially reasonable efforts, the Shareholder Approval is not initially obtained, the Company shall cause an additional shareholder meeting to be held every three (3) months thereafter until such Shareholder Approval is obtained. Notwithstanding anything to the contrary contained in this Section 8, the Company shall have no obligation to solicit or obtain the Shareholder Approval if Nasdaq Listing Rule 5635(d) no longer applies to the Company or would not prohibit the Lender from acquiring shares of Class A Common Stock pursuant to Note or Warrant without receipt of such Shareholder Approval.

9. REPRESENTATIONS AND WARRANTIES BY THE COMPANY. In order to induce Lender to enter into this Agreement and to make the Loans provided for herein, Company represents and warrants to Lender as follows:

a. Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

b. Reserved.

c. Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Note, the Warrants, and the Registration Rights Agreement (all such documents together with all amendments, schedules, exhibits, annexes, supplements and related items, to each such document shall hereinafter be collectively referred to as, the “Transaction Documents”). The execution, delivery and performance of the Transaction Documents by the Company, and the consummation by it of the transactions contemplated in, have been duly and validly authorized by all necessary corporate action, including a vote of the shareholders, if so required. The Transaction Documents, when executed and delivered, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

d. Disclosure. None of the Transaction Documents nor any other document, certificate or instrument furnished to the Lender by or on behalf of the Company in connection with the transactions contemplated by the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

e. Adequate Shares; Transfer Agent Instructions. The Company will at all times have authorized and reserved a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by the respective Warrants and Notes. The Company shall issue irrevocable instructions to the transfer agent in a form acceptable to the Lender (the “TA Instructions Letter”) to issue certificates or credit shares to the applicable balance accounts at The Depository Trust Company (“DTC”), registered in the name of the Lender or its respective nominee(s), for the underlying shares for the Note and Warrants in such amounts as specified from time to time by the Lender to the Company upon conversion of the Notes or exercise of the Warrants in substantially the form attached as Exhibit D. The Company represents and warrants that no instruction other than the TA Instructions Letter referred to in this Section will be given by the Company to its transfer agent with respect to the securities, and that the securities shall otherwise be freely transferable on the books and records of the Company, as applicable, to the extent provided in this Agreement and the other Transaction Documents. In the event that such sale, assignment or transfer involves the underlying shares sold, assigned or transferred pursuant to an effective registration statement or in compliance with Rule 144, the Company shall cause its transfer agent to issue such shares to such buyer, assignee or transferee (as the case may be) without any restrictive legend in accordance with this Agreement to the extent permitted by applicable law. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to Lender. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section, that Lender shall be entitled, in addition to all other available remedies, to seek an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required. The Company shall cause its counsel to issue the legal opinion referred to in the TA Instructions Letter to the Company’s transfer agent from and after the Applicable Date to the extent permissible by law. Any fees (with respect to the transfer agent, counsel to the Company or otherwise) associated with the issuance of such opinion or the removal of any legends on any of the securities shall be borne by the Company. “Applicable Date” means the first date on which all of the underlying securities are eligible to be resold by the Lender pursuant to Rule 144 or an effective registration statement.

f. Periodic Filings. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. The Company at all times will remain current in its reporting requirements with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and to maintain its continued listing of the Company’s Class A Common Stock on Nasdaq Capital Market or the Nasdaq Global Market, as determined by the Company.

g. Subsequent Equity Sales. Except for the transaction contemplated by the Transaction Documents and any other transactions previously disclosed and approved by the express written consent of the Lender, for a period of twelve (12) months from the date hereof, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its subsidiaries of shares of Class A Common Stock or Common Stock Equivalents (as defined in the Note) (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Class A Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Class A Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Class A Common Stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby the Company may issue securities at a future determined price, or an at-the-market offering. Any Lender shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

h. No Defaults. No event has occurred and no condition exists which would constitute an Event of Default pursuant to this Loan Agreement. Company is not in violation in any material respect of any term of any agreement, charter instrument, bylaw or other instrument to which it is a party or by which it may be bound, where the violation would have a Material Adverse Effect.

i. Taxes. All tax returns required to be filed by the Company in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon the Company, or upon any of its properties, which are due and payable have been paid. Company does not know of any proposed additional tax assessment against it. The accruals for taxes on the books of the Company for its current fiscal period are adequate.

j. Compliance with Law. Company (a) is not in violation of any state laws, ordinances, governmental rules or regulations to which it is subject and (b) has not failed to obtain any licenses, permits, franchises or other governmental or environmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure might materially and adversely affect the business, prospects, profits, properties or condition (financial or otherwise) of the Company.

k. Consents and Approvals. Except as set forth in this Section 9(k), neither the nature of the Company or of its business or properties, nor any relationship between the Company and any other entity or person, nor any circumstance in connection with the execution of this Loan Agreement, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of the Company as a condition to the execution and delivery of this Loan Agreement and the notes and documents contemplated herein (collectively, the “Required Approvals”). For the avoidance of doubt, compliance with Nasdaq Listing Rule 5635(d) shall be a Required Approval. Specifically, the Company shall not effect the conversion of any of the Class A Common Stock under the Note, or the exercise of any Warrant held by an Lender, or pay any dividend in the form of common stock, and an Lender shall not have the right to convert any of the Class A Common Stock or exercise Warrants held by such Lender and any such conversion or exercise shall be null and void and treated as if never made, if to the extent that after giving effect to such payment of dividend in the form of common stock, or such conversion of the Note or exercise of such Warrant, the aggregate outstanding shares of all classes of the Company’s common stock issuable to the Lender would exceed, when added to the previously issued shares of Class A Common Stock under the Transaction Documents, the requirements of Nasdaq Listing Rule 5635(d) (“Nasdaq 19.99% Cap”), except that such limitation will not apply at any time following Shareholder Approval. The date in which the Nasdaq 19.99% Cap is calculated shall be the date immediately preceding the issuance of the securities before the issuance of the Warrant and Note.

l. Material Adverse Effect. There are no pending or threatened claims against the Company in excess of $50,000 or alleging a class action against the Company. There is no action, suit, audit, proceeding, investigation or arbitration (or series of related actions, suits, proceedings, investigations or arbitrations) pending before or by any governmental authority or private arbitrator or, to the knowledge of the Company, threatened against the Company or any property of the Company (a) challenging the validity or the enforceability of any of this Loan Agreement, or any loan document, agreement, or instrument executed in connection herewith, or (b) which has had, shall have or is reasonably likely to have a Material Adverse Effect. Company is not in violation of any applicable requirements of state law which violation shall have or is likely to result in a Material Adverse Effect, or subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or governmental authority, in each case which shall have or is likely to have a Material Adverse Effect. Further, no other circumstances or conditions exist that shall have or is reasonably likely to have a Material Adverse Effect on the Company. As used in this Loan Agreement, “Material Adverse Effect” means a material adverse effect upon (aa) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company or any guarantor, (bb) the ability of the Company or any guarantor to perform its obligations under this Loan Agreement or any document, agreement, guaranty, or instrument executed in connection herewith, or (cc) the ability of Lender to enforce the terms of this Loan Agreement, or any document, agreement, guaranty, or instrument executed in connection herewith.

m. Nasdaq 20% Rule. The transaction or series of transactions under the Transaction Documents may constitute the issuance or potential issuance by the Company of securities convertible into or exercisable for common stock equal to 20% or more of the aggregate outstanding shares of all classes of the Company’s common stock or 20% or more of the voting power outstanding before the issuance of for less than the Minimum Price. “Minimum Price” means a price that is the lower of: (i) the Nasdaq official closing price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq official closing price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement. Further, Nasdaq shall likely conclude the Transaction Documents between the parties and a substantially similar set of transaction documents between the Company and a third party, with a date contemporaneous hereof, shall be part of a single plan of financing and shall therefore be aggregated for the purposes of the Nasdaq 19.99% Cap. Consequently, the Company shall seek Shareholder Approval, in accordance with Section 8 of this Agreement, prior to the issuance of securities in excess of the Nasdaq 19.99% Cap in connection with the transaction in accordance with Nasdaq Rule 5635(d).

n. Foreign Corrupt Practices Act. Except as otherwise disclosed in the Company’s SEC reports, neither the Company nor, to the Company’s knowledge, any of its affiliates, directors, officers, employees, agents or other person acting on behalf of the Company is aware of or has taken any action, directly or indirectly, that would result in a material violation by such person of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and, to the Company’s knowledge, its affiliates have conducted their businesses in material compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

o. Rule 506(d) Bad Actor Disqualification Representations and Covenants.

(i) No Disqualification Events. Neither the Company, nor any of its predecessors, affiliates, any manager, executive officer, other officer of the Company participating in the offering, any beneficial owner (as that term is defined in Rule 13d-3 under the Exchange Act) of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity as of the date of this Agreement and on the Closing Dates (each, a “Company Covered Person” and, together, “Company Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine (A) the identity of each person that is a Company Covered Person; and (B) whether any Company Covered Person is subject to a Disqualification Event. The Company will comply with its disclosure obligations under Rule 506(e).

(ii) Other Covered Persons. The Company is not aware of any person (other than any Company Covered Person) who has been or will be paid (directly or indirectly) remuneration in connection with the purchase and sale of the Notes, the Warrants and/or the Commitment Shares who is subject to a Disqualification Event (each, an “Other Covered Person”).

(iii) Reasonable Notification Procedures. With respect to each Company Covered Person, the Company has established procedures reasonably designed to ensure that the Company receives notice from each such Company Covered Person of (A) any Disqualification Event relating to that Company Covered Person, and (B) any event that would, with the passage of time, become a Disqualification Event relating to that Company Covered Person; in each case occurring up to and including the Closing Dates.

(iv) Notice of Disqualification Events. The Company will notify the Lender immediately in writing upon becoming aware of (A) any Disqualification Event relating to any Company Covered Person and (B) any event that would, with the passage of time, become a Disqualification Event relating to any Company Covered Person and/or Other Covered Person.

p. Sarbanes-Oxley; Internal Accounting Controls. Except as set forth in the SEC Reports, the Company and the Subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and as of the Closing Dates. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and the Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and the Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Company and its Subsidiaries that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company and its subsidiaries.

q. Insurance. Except as set forth in the SEC Reports, the Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the business in which it is engaged; the Company has not been refused any coverage sought or applied for; and the Company does not have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect on the Company.

r. Labor Relations. No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. To the knowledge of the Company, no executive officer of the Company or any Subsidiary, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

s. Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares issuable upon conversion of the Notes, pursuant to the terms thereof, will increase in certain circumstances. The Company further acknowledges that its obligations to issue Conversion Shares pursuant to the terms of the Notes in accordance with this Agreement and the Notes and to issue Warrant Shares upon exercise of the Warrants in accordance with this Agreement and the Warrants are, in each case, absolute and unconditional regardless of the dilutive effect that any such issuances may have on the percentage ownership interests of other stockholders of the Company.

t. Application of Takeover Protections; Rights Agreement. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provisions under the Company’s certificate of incorporation, as amended, or the laws of the jurisdiction of its formation that are or could become applicable to the Lender as a result of the transactions contemplated by this Agreement and/or the other Transaction Documents, including, without limitation, the Company’s issuance of the Securities and the Lender’s ownership of the Securities. The Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Class A Common Stock or a change in control of the Company.

u. DTC Eligible. The Class A Common Stock is DTC eligible and DTC has not placed a “freeze” or a “chill” on the Class A Common Stock and the Company has no reason to believe that DTC has any intention to make the Class A Common Stock not DTC eligible, or place a “freeze” or “chill” on the Class A Common Stock.

v. Listing and Maintenance Requirements. The Class A Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Class A Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. Except as set forth in the SEC Reports, the Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Class A Common Stock are or have been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Class A Common Stock is eligible for quotation on the Principal Market and the Company has no reason to believe that the Principal Market has any intention of delisting the Class A Common Stock from the Principal Market. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Trading Market. All Underlying Shares have been approved, if so required, for listing or quotation on the Trading Market, subject only to notice of issuance.

w. No General Solicitation. Neither the Company, nor any of its affiliates, nor, to the knowledge of the Company, any Person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the underlying securities.

x. Off-Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

y. Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action or Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any subsidiary, threatened.

z. Environmental Laws. The Company and its Subsidiaries, to the best of the Company’s knowledge, (i) are in compliance with all federal, state, local and foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”); (ii) have received all permits licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license or approval where in each clause (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

10. REPRESENTATIONS AND WARRANTIES BY LENDER. Lender, by the acceptance of this Note, represents and warrants to Company as follows:

a. Lender is acquiring the Notes with the intent to hold as an investment and not with a view of distribution.

b. Lender is an “accredited investor” within the definition contained in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), and is acquiring the Notes for its own account, for investment, and not with a view to, or for sale in connection with, the distribution thereof or of any interest therein. Lender has adequate net worth and means of providing for its current needs and contingencies and is able to sustain a complete loss of the investment in the Notes, and has no need for liquidity in such investment. Lender, itself or through its officers, employees or agents, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment such as an investment in the Securities, and Lender, either alone or through its officers, employees or agents, has evaluated the merits and risks of the investment in the Notes.

c. Lender acknowledges and agrees that it is purchasing the Notes hereunder based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Company.

11. LIQUIDATED DAMAGES.

a. In the event of a Registration Default, the Company hereby agrees to pay to the Lender Liquidated Damage Penalty as set forth in Section 7 until the Registration Statement takes effective. Following the cure of all Registration Defaults relating to any particular registrable Securities, Liquidated Damages shall cease to accrue; provided, however, that, if after Liquidated Damages have ceased to accrue, a different Registration Default occurs, Liquidated Damages shall again accrue pursuant to the foregoing provisions. Any amounts due under this Section shall be paid by the fifth (5th) day of the month following the month in which they accrued.

b. The Company and Lender hereto acknowledge and agree that the sums payable as Liquidated Damages under subsection 11(a) and Section 12 shall constitute liquidated damages and not penalties and are in addition to all other rights of the Lender, including the right to call a default under the Loan Agreement. The parties further acknowledge that (i) the amount of loss or damages likely to be incurred is incapable or is difficult to precisely estimate, (ii) the amounts specified in such subsections bear a reasonable relationship to, and are not plainly or grossly disproportionate to, the probable loss likely to be incurred in connection with any failure by the Company to obtain or maintain the effectiveness of a registration statement, (iii) one of the reasons for the Company and the Lender reaching an agreement as to such amounts was the uncertainty and cost of litigation regarding the question of actual damages, and (iv) the Company and the Lender are sophisticated business parties and have been represented by sophisticated and able legal counsel and negotiated this Agreement at arm’s length.

12. ORDINARY SHARE ISSUANCE. Upon receipt by the Company of a written request from Lender to convert any amount due under any Note or to exercise any portion of any Warrant, subject to any limitations on conversion or exercise contained in any Note and/or Warrant, the Company shall have three (3) business days (“Delivery Date”) to issue the Class A Common Stock rightfully listed in such request. If the Company fails to timely deliver the shares, the Company shall pay to Lender in immediately available funds $1,000.00 per business day past the Delivery Date that the shares are actually issued. Any amounts due under this Section shall be paid by the fifth (5th) day of the month following the month in which they accrued or, at the option of Lender, may be added to the principal under any Note. The Company agrees that the right to convert the Note or exercise its Warrants is a valuable right to Lender and a material consideration of it entering this Agreement. The parties agree that it would be impracticable and extremely difficult to ascertain the amount of actual damages caused by a failure of the Company to timely deliver shares as required hereby. Therefore, the parties agree that the foregoing liquidated damages provision represents reasonable compensation for the loss which would be incurred by the Lender due to any such breach. The parties agree that this Section is not intended to in any way limit Lender’s right to pursue other remedies, including actual damages and/or equitable relief.

13. EVENTS OF DEFAULT. An event of default will occur if any of the following circumstances occur (each an “Event of Default”):

a. Any representation or warranty made by Company in this Agreement or in connection with any Warrant or Note, or in any financial statement, or any other statement furnished by Company to Lender is untrue in any material respect at the time when made or becomes untrue;

b. Default by Company in the observance or performance of any other covenant or agreement contained in this Agreement;

c. Default by Company under the terms of any Note, Warrant, Registration Agreement or any other third party note or warrant that exceeds a value of $500,000;

d. Filing by Company of a voluntary petition in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended or under any other insolvency act or law, state or federal, now or hereafter existing;

e. Filing of an involuntary petition against Company in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, and the continuance thereof for sixty (60) days undismissed, unbonded or undischarged;

f. Company liquidates, transfers, sells or assigns substantially its assets or elects to wind down its operations or dissolve;

g. The Company fails to maintain the TA Instruction Letter, file with the Company’s transfer agent, or update the TA Instruction Letter to increase the reserve shares as needed, along with a reserve of Class A Common Stock sufficient to satisfy the Notes and Warrants based on a then hypothetical conversion scenario per the terms of the Note and the Warrant Shares;

h. The Company fails to maintain DTC or DWAC eligibility;

i. The Company fails to stay current in its SEC reporting obligations or maintain its continued listing of the Company’s Class A Common Stock on Nasdaq Global Market or Nasdaq Capital Market;

j. The Company fails to deliver Lender the Class A Common Stock rightfully listed in any Conversion Notice or any Warrants Exercise Notice within three (3) business days of receipt of such notice(s);

k. The Company breaches any other agreement it has with Lender or his assigns;

l. The Company interferes with Lender’s or its assigns’ efforts to remove the restrictive legend from the Class A Common Stock issued as a result of conversion of any Note when Lender or his assign has provided a reasonable attorney opinion letter from a reputable law firm opining that the shares are eligible to have the legend removed pursuant to Rule 144 or otherwise;

m. The occurrence of a Registration Default; and

n. The Company issues, grants or sells an additional issuance on contrast to Section 9(g) of this Agreement.

14. REMEDIES. (i) There will be no cure period available for the Event of Default as defined in Section 13(d), 13(e) and 13(m); or (ii) upon the occurrence of any other Event of Default as defined above, and provided such Event of Default has not been cured by the Company within ten (10) business days after written notice of the occurrence of such Event of Default, the principal and any accrued interest of the Note will be due immediately, and Lender shall have all of the rights and remedies provided by applicable law and equity. In the event of a default under Section 13(m), the sole penalty shall be as provided for in Section 11 hereof and as provided in the Note. To the extent permitted by law, Company waives any rights to presentment, demand, protest, or notice of any kind in connection with this Agreement, any Warrant and/or any Note. No failure or delay on the part either party in exercising any right, power, or privilege hereunder or thereunder will preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided herein are cumulative and not exclusive of any other rights or remedies provided at law or in equity. Following the closing of the Business Combination, in the event Lender shall refer this Agreement to an attorney to enforce the terms hereof, the Company agrees to pay all the costs and expenses incurred in attempting or effecting the enforcement of the Lender’s rights, including reasonable attorney’s fees, whether or not suit is instituted.

15. PUBLIC INFORMATION. After the closing of the Business Combination, except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company covenants and agrees that neither it, nor any other Person acting on its behalf will provide the Lender or its agents or counsel with any information that constitutes, or the Company reasonably believes constitutes, material non-public information, unless prior thereto the Lender shall have consented to the receipt of such information and agreed with the Company to keep such information confidential. The Company understands and confirms that the Lender shall be relying on the foregoing covenant in effecting transactions in securities of the Company. To the extent that the Company delivers any material, non-public information to a Lender without such Lender’s consent, the Company hereby covenants and agrees that such Lender shall not have any duty of confidentiality to the Company, any of its subsidiaries, or any of their respective officers, directors, agents, employees or Affiliates, or a duty to the Company, any of its subsidiaries or any of their respective officers, directors, agents, employees or Affiliates not to trade on the basis of, such material, non-public information, provided that the Lender shall remain subject to applicable law. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Company understands and confirms that the Lender shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

16. INDEMNIFICATION OF LENDER. Subject to the provisions of this Section 16, the Company will indemnify and hold the Lender and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Lender (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Lender Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, as incurred, arising out of or relating to (i) any untrue or alleged untrue statement of a material fact contained in such registration statement, any prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such Lender Party furnished in writing to the Company by such Lender Party expressly for use therein, or (ii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder in connection therewith. If any action shall be brought against any Lender Party in respect of which indemnity may be sought pursuant to this Agreement, such Lender Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Lender Party. Any Lender Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Lender Party except to the extent that (x) the employment thereof has been specifically authorized by the Company in writing, (y) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (z) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Lender Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Lender Party under this Agreement (1) for any settlement by a Lender Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (2) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Lender Party’s breach of any of the representations, warranties, covenants or agreements made by such Lender Party in this Agreement or in the other Transaction Documents. The indemnification required by this Section 16 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Lender Party against the Company or others and any liabilities the Company may be subject to pursuant to

17. FORM D; BLUE SKY FILINGS. The Company agrees to timely file a Form D with respect to the securities as required under Regulation D and to provide a copy thereof, promptly upon request of any Lender. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Lender at the applicable Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Lender.

18. NOTICE. Any and all notices, demands, advance requests or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if (i) personally served, (ii) sent by email on the date such email is sent (provided confirmation of such email being sent is provided upon request) (iii) deposited in the United States mail, postage prepaid, return receipt requested, or (iv) by facsimile with confirmation receipt. Notice hereunder is to be given as follows:

If to the Company:

Deep Medicine Acquisition Corp.

1096 Keeler Avenue

Berkeley, CA 94708

Email: Humphrey.polanen@gmail.com

Attn: Humphrey P. Polanen

If to the Lender:

Finuvia, LLC

1221 College Park Dr. Suite 116

Dover, DE 19904

Email: Ricky@pmibusiness.com

Attn: Weiheng Cai

19. USURY. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any action or proceeding that may be brought by any Lender in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Lender with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by such Lender to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Lender’s election.

20. GENERAL PROVISIONS. All representations and warranties made in the Transaction Documents shall survive the execution and delivery of this Agreement and the making of any Loans hereunder. This Agreement will be binding upon and inure to the benefit of Company and Lender, their respective successors and assigns.

21. ENTIRE AGREEMENT. The Transaction Documents contain the entire agreement of the parties and supersedes and replaces all prior discussions, negotiations and representations of the parties. No party shall rely upon any oral representations in entering into this agreement, such oral representations, if any, being expressly denied by the party to whom they are attributed and it being the intention of the parties to limit the terms of this Agreement to those matters contained herein in writing. However, the incorporated Note shall be deemed controlling at all times with regards to any inconsistent or changed terms or amendments contained therein.

22. BINDING EFFECT. This agreement is binding upon and inures to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. Lender may assign their rights hereunder without prior permission from the Company. The Company may not assign their rights or obligations hereunder without the express written consent of the Lender, which may be withheld at its discretion.

23. GOVERNING LAW AND CONSENT TO JURISDICTION. Except as other otherwise provided herein, this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to conflict of law provisions. Each of the parties to this Agreement irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Florida and of the United States District Court of the Southern District of Florida, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for the recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Florida State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Company further waives any objection to venue in any such action or proceeding on the basis of inconvenient forum. The Company agrees that any action on or proceeding brought against the Lender shall only be brought in such courts. Notwithstanding anything to the contrary above, Section 30 of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of law provisions.

24. WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

25. ATTORNEYS FEES. Following the Business Combination, in the event the Lender hereof shall refer this Agreement to an attorney to enforce the terms hereof, the Company agrees to pay all the costs and expenses incurred in attempting or effecting the enforcement of the Lender’s rights, including reasonable attorney’s fees, whether or not suit is instituted.

26. AMENDMENT. The terms of this Agreement may not be amended, modified, or eliminated without written consent of the parties.

27. SEVERABILITY. Every provision of this Agreement is intended to be severable. If any term or provision thereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

28. CONSTRUCTION. Section and paragraph headings are for convenience only and do not affect the meaning or interpretation of this Agreement. No rule of construction or interpretation that disfavors the party drafting this Agreement or any of its provisions will apply to the interpretation of this Agreement. Instead, this Agreement will be interpreted according to the fair meaning of its terms.

29. FURTHER ASSURANCES. Each party hereto agrees to do all things, including execute, acknowledge and/or deliver any documents which may be reasonably necessary, appropriate or desirable to effectuate the transactions contemplated herein pursuant to terms and conditions of this Agreement.

30. WAIVER AGAINST TRUST. Reference is made to the final prospectus of SPAC, dated as of October 26, 2021 and filed with the SEC (File No. 333-260515) on October 28, 2021 (the “Prospectus”). Lender hereby represents and warrants that it has read the Prospectus and understands that SPAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment securities acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public stockholders (including overallotment shares acquired by SPAC’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their SPAC shares in connection with the consummation of SPAC’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if SPAC fails to consummate a Business Combination within twelve (12) months after the closing of the IPO, subject to extension in accordance with SPAC’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $50,000 in dissolution expenses or (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lender hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Agreement, neither Lender nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and Lender or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Lender on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that Lender or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its affiliates). Lender agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its affiliates to induce SPAC to enter in this Agreement, and Lender further intends and understands such waiver to be valid, binding and enforceable against Lender and each of its affiliates under applicable law. To the extent Lender or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, Lender hereby acknowledges and agrees that Lender’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Lender or its affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event Lender or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, SPAC and its Representatives, as applicable, shall be entitled to recover from Lender and its affiliates the associated legal fees and costs in connection with any such action, in the event SPAC or its Representatives, as applicable, prevails in such action or proceeding. For the avoidance of doubt, the provisions of this paragraph 8 shall not restrict the Lender in its capacity as a Public Stockholder, if applicable, from redeeming any shares of SPAC that it owns in accordance with SPAC’s organizational documents and the Prospectus.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto enter into this Loan Agreement which is effective as of the date first written.

Company:		Lender:

Deep Medicine Acquisition Corp.		Finuvia, LLC

By:	/s/ Humphrey P. Polanen	By:	/s/ Weiheng Cai
Name:	Humphrey P. Polanen	Name:	Weiheng Cai
Title:	Chief Executive Officer	Title:	Manager

EXHIBIT A

CONVERTIBLE NOTE

[See Attached]

EXHIBIT B

WARRANT AGREEMENT

[See Attached]

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

[See Attached]

EXHIBIT D

TA INSTRUCTION LETTER

[See Attached]